Exhibit 99.1

NEWS RELEASE
For more information contact:
FEI Company
Fletcher Chamberlin
Communications Director
(503) 726-7710
fletcher.chamberlin@fei.com

FEI Reports First-Quarter Results
Bookings of $247.3 million
Revenue of $226.3 million and GAAP EPS of $0.59

HILLSBORO, Ore., April 29, 2014 - FEI Company (NASDAQ: FEIC) reported results for the first quarter of 2014. Revenue of $226.3 million was up 2% compared to $221.2 million in the first quarter of 2013 and a record for a first quarter. It was down 15% compared to $265.3 million in the fourth quarter of 2013. Diluted earnings per share computed on the basis of accounting principles generally accepted in the United States (“GAAP”) were $0.59, compared with $0.65 in the first quarter of 2013 and $0.97 in the fourth quarter of 2013. Net income for the quarter was $25.1 million, compared with $26.8 million in the first quarter of 2013 and $41.3 million in the fourth quarter of 2013. Included in net income was a previously announced restructuring charge of $1.3 million, which reduced GAAP earnings per share by $0.02.
The gross margin in the first quarter was 47.0%, compared with 46.4% in the first quarter of 2013 and 47.0% the fourth quarter of 2013.
Bookings in the first quarter were $247.3 million, compared with bookings of $230.7 million in the first quarter of 2013 and $256.8 million in the fourth quarter of 2013. The book-to-bill ratio in the quarter was 1.09-to-1 and the backlog at the end of the quarter was $494.6 million.
“This was a difficult quarter,” commented Don Kania, president and CEO. “While revenue was a record for a first quarter, it was below our expectations, and that affected our earnings. On the other hand, our gross margin held up despite the lower volume, and cash flow from operations was again strong. Bookings were around $250 million for the third quarter in a row, paced in this quarter by strength in semiconductor equipment and structural biology, and we built our backlog by $21 million to a record level. While we are disappointed with our revenue in the first quarter, we expect higher revenue and earnings in the second quarter.”
Total cash, investments and restricted cash at the end of the quarter was $548.8 million, a decrease of $42.4 million from the end of the fourth quarter, and cash flow provided by operating activities was positive $28.4 million.

As previously announced, FEI acquired Lithicon AS of Trondheim, Norway during the first quarter for $68 million in cash.
Outlook
For the second quarter of 2014, revenue is expected to be in the range of $230 million to $240 million, and bookings are expected to be around $250 million. GAAP earnings per share are expected to be in the range of $0.65 to $0.75. The effective tax rate is expected to be approximately 19%.
Revenue for the full year 2014 is now expected to be 8% to 10% greater than 2013 revenue.
Investor Conference Call -- 2:00 p.m. Pacific time, Tuesday, April 29, 2014
Parties interested in listening to FEI's quarterly conference call may do so by dialing 1-877-941-8631 (U.S., toll-free) or 1-480-629-9644 (international and toll), with the conference title: FEI First Quarter Earnings Call, Conference ID 4679947. A telephone replay of the call will be available at 1-800-406-7325 (U.S., toll-free) or 1-303-590-3030 (international and toll) with the passcode: 4679947#. The call can also be accessed via the web by going to FEI's Investor Relations page at www.fei.com, where the webcast will also be archived.

Safe Harbor Statement
This news release contains forward-looking statements that include guidance for revenue, earnings per share and bookings for the second quarter of 2014, revenue expectations for the full year 2014 and assumptions about tax rates. Forward-looking statements may also be identified by words and phrases that refer to future expectations, such as “guidance”, “guiding”, “forecast”, “toward”, “plan”, “expect”, “expects”, “are expected”, “is expected”, “will”, “projecting”, “look forward” and other similar words and phrases. Factors that could affect these forward-looking statements include, but are not limited to, the global economic environment; lower than expected customer orders and potential weakness of the Science and Industry market segments; lower than expected customer orders for recently-introduced new products; potential disruption in manufacturing or unexpected additional costs due to the transition from older to newer products; potential reduced governmental spending due to budget constraints and uncertainty around U.S. or other countries’ sovereign debt; potential disruption in the company’s operations due to organization changes; risks associated with building and shipping a high percentage of the company’s quarterly revenue in the last month of the quarter; cyclical changes in the data storage and semiconductor industries, which are the major components of Industry market segment revenue; continued weakness in the mining industry, which is also a component of Industry market segment revenue; limitations in our manufacturing capacity for certain products; problems in obtaining necessary product components in sufficient volumes on a timely basis from our supply chain; the relative mix of higher-margin and lower-margin products; risks associated with a high percentage of the company’s revenue coming from “turns” business, when the order for a product is placed by the customer in the same quarter as the planned shipment; delays in government funding to support expected orders; delays in meeting all accounting requirements for revenue recognition, especially for new products; fluctuations in foreign exchange rates, which can affect margins or the competitive pricing of our products; additional costs related to future merger and acquisition activity; failure of the company to achieve anticipated benefits of acquisitions and collaborations, including failure to achieve financial goals and integrate acquisitions successfully; reduced profitability due to failure to achieve or sustain margin improvement in service or product manufacturing; failure to achieve improved operational efficiency and other benefits from infrastructure investments; potential customer requests to defer planned shipments; increased competition and new product offerings from competitors; lower average sales prices and reduced margins on some product sales due to increased competition; failure of the company's products and technology, including new products, to find acceptance with customers; inability to deploy products as expected or delays in shipping products due to technical problems or barriers, especially with regard to recently introduced TEM products; bankruptcy or insolvency of customers or suppliers; changes in tax rate and laws, accounting rules regarding taxes or agreements with tax authorities; the ongoing determination of the effectiveness of foreign exchange hedge transactions; potential shipment or supply chain disruptions due to natural disasters or terrorist attacks; changes to or potential additional restructurings and reorganizations; changes in trade policies and tariff regulations; changes in the regulatory environment in the nations where we do business; and additional selling, general and administrative or research and development expenses. Please also refer to our Form 10-K, Forms 10-Q, Forms 8-K and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.
About FEI
FEI Company (Nasdaq: FEIC) designs, manufactures and supports a broad range of high-performance microscopy workflow solutions that provide images and answers at the micro-, nano- and picometer scales. Its innovation and leadership enable customers in industry and science to increase productivity and make breakthrough discoveries. Headquartered in Hillsboro, Ore., USA, FEI has over 2,600 employees and sales and service operations in more than 50 countries around the world. More information can be found at: www.fei.com.

FEI Company and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 30, 2014	December 31, 2013	March 31, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$317,666	$384,170	$271,675
Short-term investments in marketable securities	120,832	108,191	97,590
Short-term restricted cash	14,926	18,798	14,257
Receivables, net	206,906	194,418	215,833
Inventories, net	192,551	181,725	185,254
Deferred tax assets	9,884	15,114	11,760
Other current assets	30,089	28,324	31,004
Total current assets	892,854	930,740	827,373
Non-current investments in marketable securities	60,740	47,278	28,190
Long-term restricted cash	34,589	32,718	29,936
Non-current inventories	59,295	62,104	63,564
Property plant and equipment, net	163,447	157,829	103,743
Intangible assets, net	67,637	47,197	48,806
Goodwill	184,260	136,152	128,172
Deferred tax assets	4,261	1,751	829
Other assets, net	10,517	10,315	8,891
TOTAL	$1,477,600	$1,426,084	$1,239,504
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$94,311	$73,247	$55,390
Accrued liabilities	47,802	57,851	50,275
Deferred revenue	93,098	91,563	83,699
Income taxes payable	3,135	4,579	1,952
Convertible debt	—	—	89,010
Other current liabilities	52,105	46,374	39,323
Total current liabilities	290,451	273,614	319,649
Other liabilities	80,648	74,902	67,107
SHAREHOLDERS’ EQUITY:
Preferred stock - 500 shares authorized; none issued and outstanding	—	—	—
Common stock - 70,000 shares authorized; 42,255, 42,136 and 38,567 shares issued and outstanding at March 30, 2014, December 31, 2013 and March 31, 2013	646,531	637,482	523,387
Retained earnings	412,938	392,958	308,130
Accumulated other comprehensive income	47,032	47,128	21,231
Total shareholders’ equity	1,106,501	1,077,568	852,748
TOTAL	$1,477,600	$1,426,084	$1,239,504

FEI Company and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended
	March 30, 2014	December 31, 2013	March 31, 2013
NET SALES:
Products	$169,298	$207,154	$169,495
Service	56,966	58,137	51,694
Total net sales	226,264	265,291	221,189
COST OF SALES:
Products	86,595	104,873	85,183
Service	33,345	35,826	33,455
Total cost of sales	119,940	140,699	118,638
Gross margin	106,324	124,592	102,551
OPERATING EXPENSES:
Research and development	25,646	26,328	24,809
Selling, general and administrative	48,462	48,051	43,524
Restructuring, reorganization and relocation	1,331	—	695
Total operating expenses	75,439	74,379	69,028
OPERATING INCOME	30,885	50,213	33,523
OTHER EXPENSE, NET	(270)	(968)	(1,505)
INCOME BEFORE TAXES	30,615	49,245	32,018
INCOME TAX EXPENSE	5,537	7,972	5,217
NET INCOME	$25,078	$41,273	$26,801
BASIC NET INCOME PER SHARE DATA	$0.59	$0.98	$0.70
DILUTED NET INCOME PER SHARE DATA	$0.59	$0.97	$0.65
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	42,191	41,963	38,522
Diluted	42,772	42,591	42,136

FEI Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Thirteen Weeks Ended (1)
	March 30, 2014	December 31, 2013	March 31, 2013
NET SALES:
Products	74.8%	78.1%	76.6%
Service	25.2	21.9	23.4
Total net sales	100.0%	100.0%	100.0%
COST OF SALES:
Products	38.3%	39.5%	38.5%
Service	14.7	13.5	15.1
Total cost of sales	53.0%	53.0%	53.6%
GROSS MARGIN:
Products	48.9%	49.4%	49.7%
Service	41.5	38.4	35.3
Gross margin	47.0	47.0	46.4
OPERATING EXPENSES:
Research and development	11.3%	9.9%	11.2%
Selling, general and administrative	21.4	18.1	19.7
Restructuring, reorganization and relocation	0.6	—	0.3
Total operating expenses	33.3%	28.0%	31.2%
OPERATING INCOME	13.6%	18.9%	15.2%
OTHER EXPENSE, NET	(0.1)%	(0.4)%	(0.7)%
INCOME BEFORE TAXES	13.5%	18.6%	14.5%
INCOME TAX EXPENSE	2.4%	3.0%	2.4%
NET INCOME	11.1%	15.6%	12.1%

(1)	Percentages may not add due to rounding.

FEI Company and Subsidiaries
Consolidated Summary of Cash Flows
(In thousands)
(Unaudited)

	Thirteen Weeks Ended
	March 30, 2014	December 31, 2013	March 31, 2013
Net Income	25,078	41,273	26,801
Depreciation	7,066	6,251	5,810
Amortization	3,197	2,700	2,557
Stock-based compensation	5,139	5,011	4,364
Other changes in working capital	(12,031)	42,469	(4,722)
Net cash provided by operating activities	28,449	97,704	34,810

Acquisition of property, plant and equipment	(4,336)	(15,262)	(5,043)
Payments for acquisitions, net of cash acquired	(64,615)	—	—
Other investing activities	(24,087)	(33,233)	(20,440)
Net cash used in investing activities	(93,038)	(48,495)	(25,483)

Net cash provided (used) by financing activities	1,357	(1,417)	1,291

Effect of exchange rate changes	(3,272)	876	(5,245)

(Decrease) increase in cash and cash equivalents	(66,504)	48,668	5,373

Supplemental Cash Flow Information:
Cash paid for income taxes	3,711	3,412	2,656
Accrued purchases of plant and equipment	8,345	1,014	398

FEI Company and Subsidiaries
Supplemental Data Table
($ in millions, except per share amounts)
(Unaudited)

	Q1 Ended March 30, 2014	Q4 Ended December 31, 2013	Q1 Ended March 31, 2013
Income Statement Highlights
Consolidated sales	$226.3	$265.3	$221.2
Gross margin	47.0%	47.0%	46.4%
Net income	$25.1	$41.3	$26.8
Diluted net income per share	$0.59	$0.97	$0.65
Sales and Bookings Highlights
Sales by Segment
Industry Group	$106.5	$121.3	$99.1
Science Group	119.8	144.0	122.1
Sales by Geography
USA & Canada	$72.3	$65.5	$68.7
Europe	67.0	71.6	65.7
Asia-Pacific and Rest of World	87.0	128.2	86.8
Gross Margin by Segment
Industry Group	52.7%	51.2%	51.0%
Science Group	41.9	43.4	42.6
Bookings and Backlog
Bookings - Total	$247.3	$256.8	$230.7
Book-to-bill Ratio	1.09	0.97	1.04
Backlog - Total	$494.6	$473.5	$434.2
Backlog - Service	133.0	124.2	102.0
Bookings by Segment
Industry Group	$123.2	$114.7	$104.5
Science Group	124.1	142.1	126.2
Bookings by Geography
USA & Canada	$58.1	$78.5	$55.5
Europe	92.7	76.8	64.0
Asia-Pacific and Rest of World	96.5	101.5	111.2
Balance Sheet and Other Highlights
Cash, equivalents, investments, restricted cash	$548.8	$591.2	$441.6
Days sales outstanding (DSO)	83	67	89
Days in inventory	189	163	195
Days in payables (DPO)	72	48	43
Cash Cycle (DSO + Days in Inv - DPO)	200	182	241
Working capital	$602.4	$657.1	$507.7
Headcount (permanent and temporary)	2,636	2,611	2,576
Euro average rate	1.37	1.36	1.32
Euro ending rate	1.37	1.38	1.28
Yen average rate	102.74	99.99	91.78
Yen ending rate	102.33	105.16	94.16